Exhibit 26(d)(2)

                            No Lapse Guarantee Rider



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[LOGO OMITTED]  PHOENIX LIFE INSURANCE COMPANY
                A STOCK COMPANY
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NO LAPSE GUARANTEE RIDER
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This rider is part of the policy to which it is attached in consideration of the application and the Rider Charge shown on the Schedule Pages of the policy. This rider is effective on the Rider Issue Date shown in the Schedule Pages of this policy. Except as stated in this rider, it is subject to all of the provisions contained in the policy.

                              RIDER SPECIFICATIONS

POLICY NUMBER:                                        [0000000]

INSURED(S):                                           [John M. Doe]


[10 YEAR NO LAPSE GUARANTEE PERIOD
----------------------------------
No Lapse Guarantee Period Expiry Date:               [January 10, 2017]
Shortfall Period:                                    [10 years]
Initial Monthly No Lapse Guarantee Premium:          [$500.00]


20 YEAR NO LAPSE GUARANTEE PERIOD
---------------------------------
No Lapse Guarantee Period Expiry Date:               [January 10, 2027]
Shortfall Period:                                    [10 years]
Initial Monthly No Lapse Guarantee Premium:          [$1,000.00]


LIFE EXPECTANCY NO LAPSE GUARANTEE PERIOD
-----------------------------------------
No Lapse Guarantee Period Expiry Date:               [January 10, 2047]
Shortfall Period:                                    [2 years]
Initial Monthly No Lapse Guarantee Premium:          [$3,000.00]


AGE 100 NO LAPSE GUARANTEE PERIOD
---------------------------------
No Lapse Guarantee Period Expiry Date:               [January 10, 2072]
Shortfall Period:                                    [2 years]
Initial Monthly No Lapse Guarantee Premium:          [$5,000.00]]



EFFECTIVE ANNUAL RATE                                [4.0%]


NO LAPSE GUARANTEE
If the policy would otherwise be in default in the absence of this rider, the policy will not terminate during the applicable No Lapse Guarantee Period as long as you meet the requirements of the Total Cumulative Premium Test described below.


07NLGR                                 1
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MONTHLY NO LAPSE GUARANTEE PREMIUM
The Monthly No Lapse Guarantee Premium is the minimum amount which would have to be paid on each Monthly Calculation Date, starting on the Policy Date, in order to satisfy the Total Cumulative Premium Test.

SHORTFALL AMOUNT
The Shortfall amount is the minimum amount that must be paid to reinstate the No Lapse Guarantee during the Shortfall Period by satisfying the Total Cumulative Premium Test described below.

SHORTFALL PERIOD
Should you fail to satisfy the Total Cumulative Premium Test at any time while this rider is in effect, you may bring the No Lapse Guarantee back into effect by paying the Shortfall Amount prior to the end of the applicable Shortfall Period shown in the Rider Specifications. The Shortfall Period will commence once the Total Cumulative Premium Test has been failed and will in no event extend beyond the applicable No Lapse Guarantee Period Expiry Date.


NO LAPSE GUARANTEE PERIODS

     [10 YEAR NO LAPSE GUARANTEE PERIOD
     This benefit will apply for the first 10 Policy Years as long as you satisfy the Total Cumulative Premium Test.

     20 YEAR NO LAPSE GUARANTEE PERIOD
     This benefit will apply for the first 20 Policy Years as long as you satisfy the Total Cumulative Premium Test.

     LIFE EXPECTANCY NO LAPSE GUARANTEE PERIOD
     This benefit will apply until the life expectancy at issue of the Insured as long as you satisfy the Total Cumulative Premium Test.

     AGE 100 NO LAPSE GUARANTEE PERIOD
     This benefit will apply until the Insured's Age 100 Anniversary as long as you satisfy the Total Cumulative Premium Test.]

TOTAL CUMULATIVE PREMIUM TEST
On any Monthly Calculation Date, while the No Lapse Guarantee is in effect, we will calculate the sum of the Monthly No Lapse Guarantee Premiums applicable for each Policy Month since the Policy Date, accumulated with interest at the Effective Annual Rate shown above as long as the applicable Shortfall Period has not expired. To meet the Total Cumulative Premium Test, when subtracting 2 from 1, the balance must equal or exceed 3 where 1, 2, and 3 are determined as follows:

     1. equals the premiums paid accumulated with interest at the Effective Annual Rate shown above, and
     2. equals withdrawals accumulated with interest at the Effective Annual Rate shown above, and
     3. equals the Policy Debt.

If the Total Cumulative Premium Test is not met while this rider is in effect, and the policy is in default the Grace Period provision of the policy will apply. While the policy is in default and the Total Cumulative Premium Test is not satisfied, the amount that you must pay in order to get the policy out of default is the lesser of:

     1. The amount required under the Grace Period provision of the policy plus any Accumulated Charges as described below; or
     2. The Shortfall Amount plus the next three Monthly No Lapse Guarantee Premiums, if the Shortfall period has not expired.


07NLGR                                 2
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ACCUMULATED CHARGES
While the No Lapse Guarantee is in effect, any monthly deduction as shown on the Schedule Page will continue to be deducted from the Policy Value as provided for under the terms of the policy. If, however, the Policy Value is insufficient to cover such monthly deduction, we will accumulate the charges and apply them to future Policy Value(s) as may later exist. No interest will accrue on these charges. Accumulated charges do not affect the net amount at risk and will not be deducted from claims.

MONTHLY NO LAPSE GUARANTEE PREMIUM CHANGE
The initial Monthly No Lapse Guarantee Premium is shown in the Rider Specifications. The Monthly No Lapse Guarantee Premium will change each time one of the following occurs:

     a) a withdrawal or a decrease in face amount or Total Face Amount as applicable;

     b) an increase in any portion of the face amount or Total Face Amount as applicable;

     c) a change in your Death Benefit Option;

     d) the addition, change or termination of one or more riders;

     e) a change in risk classification for any Insured.

Upon the occurrence of one of the above, we will notify you of any change to your Monthly No Lapse Guarantee Premium. The new Monthly No Lapse Guarantee Premium will be effective on the date of the change.

REINSTATEMENT
This rider cannot be reinstated if the policy has terminated and is later reinstated.

TERMINATION
This rider and all rights provided under it will terminate automatically upon the first of any of the following events to occur:

1.   the date we receive your written request to cancel this rider;

2. the applicable No Lapse Guarantee Period Expiry Date as shown in the Rider Specifications of this rider;

3. the Shortfall Amount has not been paid by the end of the applicable Shortfall Period;

4. we determine at any time during the life of the policy that a beneficiary or ownership designation has been procured in order to transfer ownership or any benefits under the policy to a third party without an insurable interest;

5.   the date the policy terminates.

Once this rider terminates, the Grace Period described in your policy will continue to apply. However, in addition to the payments required under the Grace Period provision, payments of any Accumulated Charges while the applicable No Lapse Guarantee Period was in effect will be also be required.

                         PHOENIX LIFE INSURANCE COMPANY

                               [/s/ John H. Beers]
                                   [Secretary]


07NLGR                                 3